Exhibit 99.1

REVISING and REPLACING
Kimco Realty Corporation announces fourth quarter and full year 2010 results;
Reports five percent increase in Recurring FFO for full year 2010

NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--February 9, 2011--Kimco Realty Corporation (NYSE: KIM) made a typographical correction of the date in the first sentence of the Non-Recurring Income and Non-Cash Impairments section to read Recurring FFO excludes non-recurring income of $22.7 million and non-cash impairments of $24.1 million, both net of tax, respectively in the fourth quarter of 2010.

The company has updated the text of the press release below as well as the website supplemental report. No other changes have been made to the prior version of the press release and the accompanying financial tables.

The revised release reads:

Highlights for the Fourth Quarter and Full Year 2010

  Reported funds from operations (FFO) of $118.4 million, or $0.29 per diluted share, and $460.5 million, or $1.13 per diluted share, for the fourth quarter and full year 2010 compared to $119.5 million or $0.31 per diluted share and $287.1 million or $0.82 per diluted share for same periods in 2009;
  Generated Recurring FFO of $465.4 million or $1.14 per diluted share for the full year 2010, representing a five percent increase over 2009 Recurring FFO;
  Increased U.S. same-property net operating income (NOI) 1.8 percent over the fourth quarter of 2009, the third consecutive quarter of positive same-property NOI;
  Recognized cash proceeds of approximately $130 million from the disposition of non-retail assets, representing $22 million above the corresponding book value for 2010;
  Improved the company’s consolidated net debt to EBITDA ratio, on a recurring basis, to 6.3x at year end 2010; and
  Established new joint venture programs with Canada Pension Plan Investment Board (CPPIB), BIG Shopping Centers (BIG), Cisterra and Sun Life Financial of Canada.

Financial Results

Net income available to common shareholders for the fourth quarter of 2010 was $22.2 million or $0.05 per diluted share compared to $40.4 million or $0.11 per diluted share for the fourth quarter of 2009. The change in year-over-year net income available to common shareholders is primarily related to decreases resulting from:

  $23.3 million increase in non-cash impairments, net of tax;
  $9.1 million reduction in gains on sale of operating properties not included in FFO;
  $8.5 million increase in real estate related depreciation including $4.0 million related to the joint ventures; and
  $3.0 million increase in preferred stock dividends resulting from the $175 million cumulative redeemable preferred stock offering in August 2010;

Offset by:

  $10.8 million increase in non-recurring income;
  $9.7 million increase in NOI relating to an improvement in property operations and the transfer of properties to the wholly-owned portfolio since the comparable period of 2009; and

  $5.2 million of other miscellaneous increases to net income mainly attributable to equity in income of joint ventures.

For the full year 2010, net income available to common shareholders was $91.5 million or $0.22 per diluted share compared to a net loss available to common shareholders of $51.2 million or $0.15 per diluted share for the full year 2009. In addition, comparable earnings per diluted share were lower by $0.04 for the year ended December 31, 2010 as a result of the company’s common share offerings of 134 million shares in 2009.

Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, were $118.4 million, or $0.29 per diluted share, for the fourth quarter of 2010 compared to $119.5 million, or $0.31 per diluted share, in the same period a year ago. Recurring FFO, which excludes the effects of non-cash impairments and non-recurring income, were $119.7 million, or $0.29 per diluted share, in the fourth quarter 2010 compared to $108.3 million, or $0.28 per diluted share, in the same quarter of the prior year. In addition, comparable FFO per diluted share were lower by $0.01 for the three months ended December 31, 2010 as a result of the company’s common share offerings of 134 million shares in 2009.

For the full year 2010, FFO were $460.5 million, or $1.13 per diluted share, compared to $287.1 million, or $0.82 per diluted share, in 2009. Recurring FFO for 2010 were $1.14 per diluted share compared to $1.26 for the full year 2009. Comparable FFO per diluted share were lower by $0.18 for the year ended December 31, 2010 as a result of the company’s common share offerings of 134 million shares in 2009. A reconciliation of net income to FFO is provided in the tables accompanying this press release.

Non-Recurring Income and Non-Cash Impairments

Recurring FFO excludes non-recurring income of $22.7 million and non-cash impairments of $24.1 million, both net of tax, respectively in the fourth quarter of 2010. Non-recurring income in the fourth quarter was mainly attributable to the sale of several urban assets, preferred equity investments and marketable securities as well as a distribution from the Albertsons joint venture. The non-cash impairments in the fourth quarter were primarily transaction-oriented resulting from dispositions or the impending sale of the underlying investments anticipated in 2011. These non-cash impairments include approximately $9 million related to a property under development in Florida and three operating properties held for sale or sold. The additional $15 million relates primarily to structured and other non-retail investments which were sold or are under contract for sale.

On a full year basis for 2010, non-recurring income was $47.3 million and non-cash impairments $52.3 million. In 2009, non-recurring income was $22.6 million and non-cash impairments $179.2 million.

Core Business Operations

Shopping Center Portfolio

Fourth quarter 2010 shopping center portfolio operating results:

  Gross occupancy in the combined shopping center portfolio was 93.0 percent, an increase of 10 basis points sequentially and 40 basis points over fourth quarter 2009;
  Pro-rata occupancy in the combined shopping center portfolio was 92.7 percent, flat sequentially;
  Total leases executed in the combined shopping center portfolio: 598 new leases, renewals and options totaling 1.7 million square feet.
  In the U.S. shopping center portfolio, gross occupancy was 92.7 percent, an increase of 30 basis points sequentially and 50 basis points over fourth quarter 2009;
  In the U.S. shopping center portfolio, pro-rata occupancy was 92.4 percent, an increase of 10 basis points sequentially;
  U.S. same-property NOI (cash-basis, excluding lease termination fees and including charges for bad debts) increased 1.8 percent from the same period in 2009; and
  U.S. cash-basis leasing spreads decreased 2.8 percent; new leases decreased 14.2 percent offset by renewals/options which increased 0.4 percent.

Fourth quarter 2010 pro-rata U.S. occupancy increased 10 basis points for positive net absorption and 10 basis points from the net effect of acquisitions and dispositions offset by 10 basis points for the addition of three former development properties which are approximately 68.4 percent occupied. Excluding these three projects, U.S. shopping center portfolio occupancy is 92.5 percent at December 31, 2010. For the full year, the company recognized positive net absorption of 30 basis points. This improvement was offset by the addition of seven former development properties which are approximately 77.0 percent occupied.

In 2010, the company executed 2,703 leases totaling over 8.2 million square feet. This includes 478 of same space new leases totaling 1.2 million square feet and 1,188 lease renewals and options for 4.8 million square feet. The company’s commitment to tenant retention is demonstrated by renewals/options accounting for 59% of the total square footage leased and positive spreads across North America in 2010. Additionally, the company signed more than 1,000 new leases totaling over 2 million square feet for spaces vacant for more than one year.

During 2010, the company acquired for its wholly-owned portfolio three unencumbered shopping centers and one outparcel, comprising 512,000 square feet, for a total of $79.5 million. Additionally, the company disposed of 11 non-strategic shopping centers totaling 1.3 million square feet for $122.4 million including $95.6 million of mortgage debt.

Kimco’s shopping center portfolio includes 942 operating properties, comprising 816 assets in the United States and Puerto Rico, 63 in Canada, 50 in Mexico and 13 in South America. The operating portfolio includes 20 former development properties that are approximately 75 percent leased and not included in the company’s occupancy until the earlier of (i) reaching 90 percent leased or (ii) one year following the project’s inclusion in operating real estate (two years for Latin America). Additionally, the company has six development properties and three completed projects pending stabilization. The remaining development properties consist of two assets each in the United States, Mexico and South America.

Investment Management and Other Joint Venture Programs

During the fourth quarter, the company realized fee income of $9.6 million from its investment management business. This includes $7.5 million in management fees, $0.2 million in acquisition fees and $1.9 million in other ongoing fees.

In 2010, the company established several new joint ventures through the transfer of properties from other Kimco-affiliated entities:

  CPPIB - Kimco transferred five former PL Retail properties, comprising approximately 2.1 million square feet, for $369.3 million including $159.9 million of mortgage debt. Kimco holds a 55% ownership interest in this joint venture;
  BIG - Acquired 15 shopping center assets, comprising 2.6 million square feet, from the Prudential Real Estate Investors joint ventures for $422.0 million including $384.7 million of mortgage debt. Kimco holds a 33.3% ownership interest in this joint venture. Additionally Kimco and BIG formed a second joint venture which acquired a total of seven unencumbered shopping center assets, comprising 851,000 square feet, for $98.7 million. Kimco holds a 50.1% ownership interest in this joint venture.
  Cisterra - Acquired four unencumbered shopping center assets, comprising 615,000 square feet, from the Prudential Real Estate Investors joint ventures for $111.7 million. Kimco holds a 15% ownership interest in this joint venture;

During 2010, Kimco converted two Canadian retail preferred equity investments into traditional pari-passu joint ventures. This includes its preferred equity investment in a 680,000 square foot grocery anchored power center into a traditional pari-passu joint venture and sold 50% of its ownership interest to an indirect wholly-owned subsidiary of Sun Life Financial for $29.4 million. Kimco holds a 45% ownership interest in this joint venture. Additionally, the company and its preferred equity partner, Anthem Properties, converted a twelve property retail portfolio, comprising 1.2 million square feet, into a pari-passu joint venture. Kimco holds a 67% ownership interest in this joint venture.

Also during 2010, Kimco and several existing joint venture partners acquired, in separate transactions, three shopping centers, comprising 1.0 million square feet, for $125.7 million including $62.2 million of mortgage debt. Kimco holds a 31.8% blended ownership interest in these properties.

At December 31, 2010, the company had a total of 285 properties in its investment management program with 24 institutional partners and 157 properties in other joint ventures.

Structured Investments and Non-Retail Assets

During the fourth quarter, the company recognized $42.6 million of income related to its structured investments and other non-retail assets, of which $17.6 million was recurring. The recurring income was attributable to $6.1 million from preferred equity investments, $5.1 million from non-retail joint ventures including Westmont Hospitality and $6.4 million primarily from interest, dividends and other investment income.

During the fourth quarter, the company converted its preferred equity interest in five shopping centers into wholly-owned investments and sold interests in three other retail preferred equity investments. As a result of these activities, Kimco recognized non-recurring income of $2.5 million, net of tax. Additionally, the company incurred a $4.5 million non-cash impairment on a retail preferred equity investment anticipated to be sold in 2011. For the full year 2010, the company reduced its retail preferred equity investments by approximately $140 million.

In the fourth quarter, the company disposed of three New York urban portfolio assets for $34.0 million resulting in non-recurring income of $13.2 million, net of tax. Additionally, Kimco recognized $8.7 million, net of tax, of non-recurring income from the Albertsons joint venture attributable to a distribution from the sale of properties. At year end, the joint venture between Kimco and Westmont entered into a contract of sale for one of the Canadian hotels resulting in a $5.6 million non-cash impairment charge.

In 2010, the company recognized cash proceeds of approximately $130 million from the disposition of non-retail. The majority of these transactions relate to sales of marketable securities, urban assets and joint venture properties and the repayment of mortgage financing receivables.

Dividend and Capital Structure

As separately announced, the company’s Board of Directors declared a quarterly cash dividend of $0.18 per common share, payable on April 15, 2011 to shareholders of record on April 5, 2011, representing an ex-dividend date of April 1, 2011.

During 2010, the company successfully issued unsecured notes of $450 million including $150 million in Canadian denominated unsecured notes. Additionally, Kimco issued $175.0 million of 6.90% redeemable perpetual preferred stock. Also during the year, the joint venture between the company (15%) and investment funds managed by Prudential Real Estate Investors (85%) ratably repaid the remaining $287.5 million balance on the guaranteed credit facility the joint venture had with a consortium of banks.

At December 31, 2010, the company maintains a BBB+ rating from both S&P and Fitch with Moody’s assigning a Baa1 rating and stable outlook. In addition, the company’s consolidated net debt to EBITDA ratio is 5.3x representing a 1.5x reduction since the end of 2009. Kimco’s consolidated net debt to recurring EBITDA which excludes the impact of transactions, is 6.3x at year end 2010 compared to 7.4x at year end 2009.

At year end, the company maintains access to over $1.6 billion of immediate liquidity under its two credit facilities ($1.4 billion U.S. revolving credit facility and its CAD $250 million Canadian revolving credit facility). Looking ahead, the debt maturity schedule for the company remains well positioned with a total of $112.5 million or 3% of total debt coming due in 2011.

2011 Guidance

The company remains committed to its core business objectives:

  Increasing shareholder value through the ownership, management and selective acquisition of neighborhood and community shopping centers;
  Continuing lease-up of its Latin America portfolio;
  Actively engaging in the disposition of its non-retail and non-strategic retail assets; and
  Strengthening its balance sheet with a long-term focus on reducing its leverage levels and employing a conservative capital mix.

The company’s 2011 full year Recurring FFO guidance range, which does not include any estimate for transactional activities or impairments, remains $1.17 - $1.21 per diluted share.

Estimated portfolio metrics for the U.S. shopping center portfolio are as follows:

  Occupancy increase of approximately 50 to 75 basis points;
  Same-property NOI flat to a positive 2 percent;

Conference Call and Supplemental Materials

The company will hold its quarterly conference call on Thursday, February 10 at 10:00 a.m. Eastern Time. The call will include a review of the company’s fourth quarter and full year 2010 performance as well as a discussion of the company’s strategy and expectations for the future.

To participate, dial 1-888-204-4368. A replay will be available for one week by dialing 1-888-204-4368; the Conference ID will be 9071834. Access to the live call and replay will be available through the company's website at www.kimcorealty.com under “Investor Relations: Presentations.”

About Kimco

Kimco Realty Corporation, a real estate investment trust (REIT), owns and operates North America’s largest portfolio of neighborhood and community shopping centers. As of December 31, 2010, the company owned interests in 951 shopping centers comprising 138 million square feet of leasable space across 44 states, Puerto Rico, Canada, Mexico and South America. Publicly traded on the NYSE under the symbol KIM and included in the S&P 500 Index, the company has specialized in shopping center acquisitions, development and management for 50 years. For further information, visit the company's web site at www.kimcorealty.com.

Safe Harbor Statement

The statements in this release state the company's and management's intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include, but are not limited to, (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt, or other sources of financing or refinancing on favorable terms, (iv) the company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations, (vi) the level and volatility of interest rates and foreign currency exchange rates, (vii) the availability of suitable acquisition opportunities, (viii) valuation of joint venture investments, (ix) valuation of marketable securities and other investments, (x) increases in operating costs, (xi) changes in the dividend policy for our common stock, (xii) the reduction in our income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, and (xiii) impairment charges. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the company's Securities and Exchange Commission filings, including but not limited to the company's Annual Report on Form 10-K for the year ended December 31, 2009. Copies of each filing may be obtained from the company or the Securities and Exchange Commission.

The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled "Risk Factors" in the company's Annual Report on Form 10-K for the year ended December 31, 2009, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company's results.

Condensed Consolidated Statements of Operations
(in thousands, except share information)
(unaudited)

		Three Months Ended				Year Ended
		December 31,				December 31,
		2010		2009		2010		2009

	Revenues from Rental Properties	$215,206		$203,465		$849,549		$773,423

	Rental Property Expenses:
	Rent	3,309		3,722		14,076		13,874
	Real Estate Taxes	26,844		30,497		116,288		110,432
	Operating and Maintenance	34,555		28,468		122,584		108,518
		64,708		62,687		252,948		232,824

	Net Operating Income	150,498		140,778		596,601		540,599

	Income from Other Real Estate Investments	10,748		9,275		43,345		36,180
	Mortgage Financing Income	1,879		3,337		9,405		14,956
	Management and Other Fee Income	9,579		12,090		39,922		42,452
	Depreciation and Amortization	(62,547)		(59,455)		(238,474)		(226,608)
		110,157		106,025		450,799		407,579

	Interest, Dividends and Other Investment Income	5,423		10,728		21,256		33,098
	Other (Expense) / Income, Net	(2,088)		1,004		(4,277)		5,577

	Interest Expense	(54,920)		(56,230)		(226,388)		(208,018)
	General and Administrative Expenses	(26,176)		(24,699)		(109,201)		(108,043)
	Early Extinguishment of Debt	-		-		(10,811)		-
		32,396		36,828		121,378		130,193

	Gain on Sale of Development Properties	-		2,275		2,130		5,751

	Impairments:
	Property Carrying Values	(13,302)		-		(15,202)		(38,800)
	Investments in Other Real Estate Investments	(7,448)		(8,677)		(13,442)		(49,279)
	Marketable Equity Securities & Other Investments	(4,104)		(478)		(5,266)		(30,050)
	Investments in Real Estate Joint Ventures	-		(16,762)		-		(43,658)
	Benefit / (Provision) for Income Taxes	355		32,023		(3,415)		30,144
	Equity in Income of Joint Ventures, Net	21,008		2,992		55,705		6,309

	Income from Continuing Operations	28,905		48,201		141,888		10,610

	Discontinued Operations:
	Income from Discontinued Operating Properties, Net of Tax	19,028		2,556		20,379		4,604
	Loss¥Impairment on Operating Properties Held for Sale/Sold, Net of Tax	(1,486)		(61)		(4,925)		(13,441)
	Gain on Disposition of Operating Properties, Net of Tax	228		-		1,932		421
	Income / (Loss) from Discontinued Operations, Net of Tax	17,770		2,495		17,386		(8,416)

	(Loss)/Gain On Transfer Of Operating Properties (1)	-		-		(57)		26
	Gain on Sale of Operating Properties (1)	-		1,796		2,434		3,841
		-		1,796		2,377		3,867

	Net Income	46,675		52,492		161,651		6,061

	Net Income attributable to noncontrolling interests (3)	(9,587)		(315)		(18,783)		(10,003)

	Net Income / (Loss) Attributable to the Company	37,088		52,177		142,868		(3,942)

	Preferred Dividends	(14,841)		(11,822)		(51,346)		(47,288)

	Net Income / (Loss) Available to Common Shareholders	$22,247		$40,355		$91,522		$(51,230)

	Per Common Share:
	Income/ (Loss) from Continuing Operations: (3)
	Basic	$0.02		$0.10		$0.19		$(0.12)
	Diluted	$0.02	(2)	$0.10	(2)	$0.19	(2)	$(0.12)	(2)
	Net Income / (Loss): (4)
	Basic	$0.05		$0.11		$0.22		$(0.15)
	Diluted	$0.05	(2)	$0.11	(2)	$0.22	(2)	$(0.15)	(2)

	Weighted Average Shares Outstanding:
	Basic	406,177		382,894		405,827		350,077
	Diluted	406,858		383,000		406,201		350,077

	Reclassifications: Certain amounts in the prior periods have been reclassified in order to conform with the current period's presentation.
(1)	Included in the calculation of income from continuing operations per common share in accordance with SEC guidelines.
(2)

Reflects the potential impact if certain units were converted to common stock at the beginning of the period. The impact of the conversion would have an anti-dilutive effect on net income and therefore have not been included.

(3)

Includes the net income attributable to noncontrolling interests related to continued operations of ($4,711) and ($259) for the quarters ended December 31, 2010 and December 31, 2009, respectively. Additionally the net income attributable to noncontrolling interests related to continued operations of ($13,848) and ($9,844) for the year ended December 31, 2010 and December 31, 2009, respectively.

(4)

Includes earnings attributable to unvested restricted shares of $102 and $57 for the quarters ended December 31, 2010 and December 31, 2009, respectively. Additionally the earnings attributable to unvested restricted shares of $375 and $258 for the years ended December 31, 2010 and December 31, 2009, respectively.

Condensed Consolidated Balance Sheets
(in thousands, except share information)
(unaudited)

	December 31,	December 31,
	2010	2009
Assets:
Operating Real Estate, Net of Accumulated Depreciation
of $1,549,380 and $1,343,148, Respectively	$6,708,373	$7,073,408
Investments and Advances in Real Estate Joint Ventures	1,382,749	1,103,625
Real Estate Under Development	335,007	465,785
Other Real Estate Investments	418,564	553,244
Mortgages and Other Financing Receivables	108,493	131,332
Cash and Cash Equivalents	125,154	122,058
Marketable Securities	223,991	209,593
Accounts and Notes Receivable	130,536	113,610
Other Assets	401,008	410,424
Total Assets	$9,833,875	$10,183,079

Liabilities:
Notes Payable	$2,982,421	$3,000,303
Mortgages Payable	1,046,313	1,388,259
Construction Loans Payable	30,253	45,821
Dividends Payable	89,037	76,707
Other Liabilities	429,505	453,707
Total Liabilities	4,577,529	4,964,797
Redeemable Noncontrolling Interests	95,060	100,304

Stockholders' Equity:
Preferred Stock, $1.00 Par Value, Authorized 3,092,000 Shares and
3,232,000 Shares, Respectively
Class F Preferred Stock, $1.00 Par Value, Authorized 700,000 Shares
Issued and Outstanding 700,000 Shares	700	700
Aggregate Liquidation Preference $175,000
Class G Preferred Stock, $1.00 Par Value, Authorized 184,000 Shares
Issued and Outstanding 184,000 Shares	184	184
Aggregate Liquidation Preference $460,000
Class H Preferred Stock, $1.00 Par Value, Authorized 70,000 Shares
Issued and Outstanding 70,000 Shares	70	-
Aggregate Liquidation Preference $175,000
Common Stock, $.01 Par Value, Authorized 750,000,000 Shares
Issued and outstanding 406,423,514 and 405,532,566 Shares, Respectively	4,064	4,055
Paid-In Capital	5,469,841	5,283,204
Cumulative Distributions in Excess of Net Income	(515,164)	(338,738)
	4,959,695	4,949,405
Accumulated Other Comprehensive Income	(23,853)	(96,432)
Total Stockholders' Equity	4,935,842	4,852,973
Noncontrolling Interests	225,444	265,005
Total Equity	5,161,286	5,117,978
Total Liabilities and Equity	$9,833,875	$10,183,079

Reclassifications: Certain amounts in the prior periods have been reclassified in order to conform with the current period's presentation.

Reconciliation of Net Income to Funds From Operations - "FFO"
(in thousands, except per share data)
(unaudited)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2010		2009		2010		2009
Net Income / (Loss) Available to Common Shareholders	$22,247		$40,355		$91,522		$(51,230)
Gain on Disposition of Operating Prop., Net of Tax	(228)		(1,796)		(4,373)		(4,399)
Gain on Disposition of Joint Venture Operating Properties	-		(7,572)		(4,674)		(7,572)
Depreciation and Amortization	61,736		57,244		244,836		222,996
Depr. and Amort. - Real Estate JV's, Net of Noncontrolling Interests	35,908		31,931		136,892		132,596
Unrealized Remeasurement of Derivative Instrument	(1,305)		(706)		(3,723)		(5,297)
Funds From Operations	118,358		119,456		460,480		287,094
Non-Recurring Income, Net of Tax	(22,749)		(11,937)		(58,107)		(22,562)
Early Extinguishment of Debt	-		-		10,811		-
Non-Cash Impairments Recognized, Net of Tax	24,062		737		52,250		179,235
Recurring Funds From Operations	$119,671		$108,256		$465,434		$443,767

Weighted Average Shares Outstanding for FFO Calculations:
Basic	406,177		382,894		405,827		350,077
Units	1,533		1,542		1,544		1,483
Dilutive Effect of Options	681		106		374		11
Diluted	408,391	(1)	384,542	(1)	407,745	(1)	351,571	(1)

FFO Per Common Share - Basic	$0.29		$0.31		$1.13		$0.82
FFO Per Common Share - Diluted	$0.29	(1)	$0.31	(1)	$1.13	(1)	$0.82	(1)
Recurring FFO Per Common Share - Diluted	$0.29	(1)	$0.28	(1)	$1.14	(1)	$1.26	(1)

(1) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Funds from operations would be increased by $251 and $224 for the three months ended December 31, 2010 and 2009, respectively. Funds from operations would be increased by $923 and $964 for the years ended December 31, 2010 and 2009, respectively.

Reconciliation of Projected Diluted Net Income Per Common Share to Projected Diluted Funds From Operations Per Common Share
(unaudited)

	Projected Range
	Full Year 2011
	Low	High
Projected diluted net income available to common
shareholder per share	$0.24	$0.28

Unrealized remeasurement of derivative instrument	-	-

Projected depreciation & amortization	0.59	0.61

Projected depreciation & amortization real estate
joint ventures, net of non-controlling interests	0.36	0.38

Gain on disposition of operating properties	(0.01)	(0.03)

Gain on disposition of joint venture operating properties,
net of non-controlling interests	(0.01)	(0.03)

Projected FFO per diluted common share	$1.17	$1.21

Projections involve numerous assumptions such as rental income (including assumptions on percentage rent), interest rates, tenant defaults, occupancy rates, foreign currency exchange rates (such as the US-Canadian rate), selling prices of properties held for disposition, expenses (including salaries and employee costs), insurance costs and numerous other factors. Not all of these factors are determinable at this time and actual results may vary from the projected results, and may be above or below the range indicated. The above range represents management’s estimate of results based upon these assumptions as of the date of this press release.

CONTACT:
Kimco Realty Corporation
David F. Bujnicki, 1-866-831-4297
senior director, investor relations